                                                                   EXHIBIT 99.6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Revere Holding Corp. and Subsidiaries:

    We have audited the accompanying consolidated balance sheet of Revere Holding Corp. (a Maryland corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revere Holding Corp. and Subsidiaries, as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Baltimore, Maryland,
March 8, 1996

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                 AS OF            AS OF
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------   ---------------
                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)........................  $ 1,140,569     $     511,605
  Cash held in escrow (Note 17).............................      400,000        20,447,420
  Accounts receivable -- trade, net of allowance for
   doubtful accounts of $316,000 and $445,000,
   respectively.............................................    5,349,808         5,336,129
  Accounts receivable -- barter, net of allowance for
   doubtful accounts of $11,000 and $9,000, respectively
   (Note 2).................................................      207,728           318,577
  Accounts receivable -- other..............................       99,287           105,831
  Inventories (Note 2)......................................      259,522           318,193
  Prepaid expenses --
    Sign site leases (Note 12)..............................    1,958,745         1,622,871
    Other...................................................      689,174           395,757
  Deferred income taxes.....................................      687,000           627,000
                                                              ------------   ---------------
      Total current assets..................................   10,791,833        29,683,383
PROPERTY AND EQUIPMENT, net (Notes 2 and 4).................   38,899,139        28,046,022
GOODWILL, net of accumulated amortization of $570,000 and
  $984,000, respectively (Note 3)...........................   22,668,371        21,809,424
OTHER ASSETS, net (Notes 2 and 5)...........................   16,383,846        13,829,535
                                                              ------------   ---------------
      Total assets..........................................  $88,743,189     $  93,368,364
                                                              ------------   ---------------
                                                              ------------   ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $   605,780     $     319,133
  Accounts payable -- barter (Note 2).......................      258,698           371,589
  Income taxes payable......................................       21,000         2,738,000
  Accrued interest expense..................................       31,025           382,026
  Deferred revenue..........................................      611,134           717,095
  Accrued bonuses...........................................      547,216           178,058
  Accrued health benefits...................................      434,463           330,284
  Accrued liabilities (Note 2)..............................    2,701,525         1,750,886
  Current portion of long-term debt (Note 6)................    2,851,765         3,305,379
  Current portion of capital lease obligations (Note 12)....      234,016           220,392
                                                              ------------   ---------------
      Total current liabilities.............................    8,296,622        10,312,842
LONG-TERM DEBT, less current portion (Note 6)...............   38,094,955        38,280,668
CAPITAL LEASE OBLIGATIONS, less current portion (Note 12)...      470,637           382,286
DEFERRED TAX LIABILITY (Notes 2 and 7)......................    5,520,000         5,502,202
                                                              ------------   ---------------
      Total liabilities.....................................   52,382,214        54,477,998
                                                              ------------   ---------------
MINORITY INTEREST...........................................      140,000           140,000
                                                              ------------   ---------------
STOCKHOLDERS' EQUITY:
  Common stock, par value $.01, 5,000,000 shares authorized;
   3,823,458 shares issued and outstanding at December 31,
   1995 and September 30, 1996 (unaudited)..................       38,235            38,235
  Paid-in capital in excess of par..........................   38,196,347        38,196,347
  Retained earnings (accumulated deficit)...................   (1,125,107)        3,053,521
  Treasury stock, at cost, -0- shares at December 31, 1995
   and 150,751 shares at September 30, 1996 (unaudited)
   (Note 11)................................................      --             (1,653,737)
Notes receivable from management stockholders...............     (888,500)         (884,000)
                                                              ------------   ---------------
      Total stockholders' equity............................   36,220,975        38,750,366
                                                              ------------   ---------------
      Total liabilities and stockholders' equity............  $88,743,189     $  93,368,364
                                                              ------------   ---------------
                                                              ------------   ---------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       FOR THE       FOR THE NINE MONTHS ENDED
                                                                      YEAR ENDED           SEPTEMBER 30,
                                                                     DECEMBER 31,   ----------------------------
                                                                         1995           1995           1996
                                                                    --------------  -------------  -------------
                                                                                            (UNAUDITED)
REVENUES:
  Gross revenues..................................................   $ 44,075,763   $  32,703,421  $  32,529,347
  Less: Agency commissions........................................     (4,714,467)     (3,522,060)    (3,482,596)
                                                                    --------------  -------------  -------------
      Net revenues................................................     39,361,296      29,181,361     29,046,751
                                                                    --------------  -------------  -------------
OPERATING EXPENSES:
  Operations......................................................      8,569,222       6,313,353      6,469,145
  Real estate.....................................................      8,807,786       6,420,824      7,146,224
  Sales...........................................................      4,924,970       3,518,556      3,718,209
  General and administrative......................................      5,611,970       4,240,221      4,117,587
  Depreciation and amortization...................................      6,898,155       5,164,942      5,541,859
                                                                    --------------  -------------  -------------
      Total operating expenses....................................     34,812,103      25,657,896     26,993,024
                                                                    --------------  -------------  -------------
      Operating Income............................................      4,549,193       3,523,465      2,053,727
                                                                    --------------  -------------  -------------
OTHER INCOME (EXPENSE):
  Interest expense (Notes 5,6 and 12).............................     (4,584,699)     (3,501,551)    (3,391,499)
  Gain on sale of assets..........................................        --             --            8,623,905
  Other (expenses) income.........................................       (333,834)         57,964       (214,151)
                                                                    --------------  -------------  -------------
      Total other income (expenses)...............................     (4,918,533)     (3,443,587)     5,018,255
                                                                    --------------  -------------  -------------
      Income (loss) before income taxes...........................       (369,340)         79,878      7,071,982
(PROVISION) BENEFIT FOR INCOME TAXES
  (Notes 2 and 7).................................................       (578,360)       (271,719)    (2,893,354)
                                                                    --------------  -------------  -------------
      Net income (loss)...........................................   $   (947,700)  $    (191,841) $   4,178,628
                                                                    --------------  -------------  -------------
                                                                    --------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      NOTES
                                                        RETAINED                   RECEIVABLE
                                           PAID-IN      EARNINGS      TREASURY        FROM            TOTAL
                                COMMON    IN EXCESS   (ACCUMULATED     STOCK,      MANAGEMENT     STOCKHOLDERS'
                                 STOCK     OF PAR       DEFICIT)       AT COST    STOCKHOLDERS       EQUITY
                                -------  -----------  ------------   -----------  -------------   -------------
BALANCE,
  December 31, 1994...........  $38,235  $38,196,347   $ (177,407)   $   --         $(888,500)     $37,168,675
  Net loss....................    --         --          (947,700)       --           --              (947,700)
                                -------  -----------  ------------   -----------  -------------   -------------
BALANCE,
  December 31, 1995...........  38,235    38,196,347   (1,125,107)       --          (888,500)      36,220,975
  Payment on note receivable
   from management
   stockholders (unaudited)...    --         --           --             --             4,500            4,500
  Treasury stock acquired, at
   cost (unaudited)...........    --         --           --          (1,653,737)     --            (1,653,737)
  Net income (unaudited)......    --         --         4,178,628        --           --             4,178,628
                                -------  -----------  ------------   -----------  -------------   -------------
BALANCE,
  September 30, 1996
   (Unaudited)................  $38,235  $38,196,347   $3,053,521    $(1,653,737)   $(884,000)     $38,750,366
                                -------  -----------  ------------   -----------  -------------   -------------
                                -------  -----------  ------------   -----------  -------------   -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEAR       FOR THE NINE MONTHS
                                                                    ENDED DECEMBER      ENDED SEPTEMBER 30,
                                                                         31,        ----------------------------
                                                                         1995           1995           1996
                                                                    --------------  -------------  -------------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................   $   (947,700)  $    (191,841) $   4,178,628
  Adjustments to reconcile net loss to net cash provided by
   operating activities --
    Depreciation and amortization.................................      7,552,486       5,655,691      6,034,913
    (Gain) Loss on disposals of property and equipment............        418,222         114,319     (8,623,905)
    Deferred income tax provision.................................        354,273         103,654         41,665
    Changes in assets and liabilities --
      Increase in accounts receivable, net........................       (219,824)       (187,242)      (103,714)
      Decrease (increase) in inventories..........................         32,807         (22,493)       (58,671)
      (Increase) decrease in prepaid expenses and other...........       (204,546)       (399,644)       629,291
      (Decrease) increase in accounts payable and accrued
       expenses...................................................     (1,795,535)     (1,747,672)     1,976,230
                                                                    --------------  -------------  -------------
        Net cash flows provided by operating activities...........      5,190,183       3,324,772      4,074,437
                                                                    --------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.............................     (3,583,772)     (1,951,075)    (1,588,848)
  Proceeds from sale of property and equipment....................        123,551          45,926     21,514,834
  Funds transferred to escrow.....................................        --             --          (20,447,420)
  Increase in interest receivable.................................        (53,330)        (58,290)       (51,035)
  Increase in other assets........................................     (1,974,930)     (1,873,220)      (952,589)
  Cash paid for acquisitions......................................     (3,080,631)     (3,080,631)    (2,075,000)
  (Increase) decrease in goodwill, net of noncash items...........        (39,140)       --               13,042
  Cash paid for treasury stock....................................        --             --               (8,237)
                                                                    --------------  -------------  -------------
        Net cash flows used in investing activities...............     (8,608,252)     (6,917,290)    (3,595,253)
                                                                    --------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Reduction of long-term debt.....................................     (3,501,044)     (2,181,869)    (2,435,099)
  Payment of liability for Mall Media purchase....................     (4,000,000)     (4,000,000)      --
  Proceeds from long-term debt....................................      4,166,227       3,000,000      1,326,951
                                                                    --------------  -------------  -------------
        Net cash used in financing activities.....................     (3,334,817)     (3,181,869)    (1,108,148)
                                                                    --------------  -------------  -------------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........................     (6,752,886)     (6,774,387)      (628,964)
CASH AND CASH EQUIVALENTS, beginning of period....................      7,893,455       7,893,455      1,140,569
                                                                    --------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of period..........................   $  1,140,569   $   1,119,068  $     511,605
                                                                    --------------  -------------  -------------
                                                                    --------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION:
    The financial statements of Revere Holding Corp. and Subsidiaries (the Company) include the accounts of Revere Holding Corp. (Holding) and its
wholly-owned    subsidiary,   Revere   Acquisition   Corp.   (Acquisition)   and
Acquisition's wholly-owned subsidiaries, Revere National Corporation and subsidiaries (National), Revere Billboard, Inc. (Billboard), Stait Outdoor Advertising Co. (Stait) and Mall Media Acquisition Corp. (Mall Media). National provides outdoor advertising services through its network of sign structures in the Mid-Atlantic region and Texas (see Note 17). Mall Media owns and maintains a network of kiosks located in shopping malls nationwide and sells advertising space on the kiosks. Stait provides outdoor advertising services through its sign structures primarily located in New Jersey and Pennsylvania. All significant intercompany accounts and transactions have been eliminated in consolidation.

    On December 20, 1994, Acquisition acquired the entities described below, which were accounted for by the purchase method of accounting. The results of operations of the acquired companies are included in Holding's statements of operations for the period in which they were owned by Holding.

    On December 20, 1994, Holding was capitalized with $35.0 million in cash from Merrill Lynch Capital Partners and $375,000 in cash from certain members of the Board of Directors. The cash was used to capitalize Acquisition, and through a secured bank credit agreement, Acquisition received funding of an additional $40.0 million.

    Through a series of transactions, Acquisition acquired the assets of Billboard and Mall Media for $26.5 million and the outstanding stock of National and Stait for $26.6 million. Additional existing secured debt of National totaling $20.3 million was repaid by Acquisition, and the remaining funds were used for financing and acquisition costs.

    Additionally, Holding issued and transferred shares of common stock to certain members of management and the Board of Directors of the Company with a value of $1,359,582. The consideration for the shares issued was notes receivable of $888,500 and common stock of National with a value of $471,082.

    As provided in the asset purchase agreement, Mall Media purchased certain assets of the kiosk business, described above, on December 20, 1994. Of the $5.5 million purchase price, $4.0 million was not paid until January 1995. As part of the purchase price, Holding issued $1.5 million in common stock to the former owner.

    On January 2, 1996, the Company effected a reorganization of its legal entities. Revere National Corporation of San Antonio, Revere National Corporation of Victoria, Revere National Corporation of Corpus Christi, Revere National Corporation of Laredo ("Texas Subs") and Revere National Corporation of Delmarva ("Delmarva") effected a statutory merger with and into Revere National Corporation of Philadelphia ("D.C."), with D.C. being the surviving entity. Further, through a series of transactions, Stait was merged into Revere National Corporation of Pennsylvania ("PA") effective January 2, 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    REVENUE RECOGNITION

    Advertising revenues from the sale of advertising space are recognized on a straight-line basis over the terms of the individual contracts.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term highly liquid investments with a maturity of three months or less.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORIES

    Inventories, consisting primarily of sign structure parts, are stated at the lower of cost (computed on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost with the exception of those assets which have been recorded at estimated fair value in conjunction with the purchase transactions discussed in Note 3. The cost of sign structures includes materials and supplies, labor directly involved in construction of the sign structures and an allocation of direct overhead expenses. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. The ranges of estimated useful lives are as follows:

                                                                                 USEFUL LIVES
                                                                                 -------------
Sign structures and kiosks.....................................................     7-15 years
Buildings......................................................................     31.5 years
Machinery and equipment........................................................      5-7 years
Vehicles.......................................................................        5 years
Leasehold improvements.........................................................     Lease Term

    Tear down expense or other disposals of sign structures are recorded net of the estimated realizable value of salvaged materials. The estimated realizable value of salvaged materials from torn down structures remains recorded as property and equipment and is depreciated over its remaining useful life. These materials are used in construction of new structures or refurbishment of existing structures.

    LEASE ACQUISITION COSTS

    The direct costs of acquiring and renewing land leases for sites on which sign structures are erected are capitalized in other assets and amortized using the straight-line method over five years, which is the estimated average lives of the leases.

    BARTER ARRANGEMENTS

    The Company enters into nonmonetary barter transactions with customers wherein certain goods and services are used by the Company in exchange for advertising services. Such transactions are recorded in the accompanying consolidated financial statements at the estimated fair market value of the goods and services received. Included in revenues and expenses are nonmonetary transactions of approximately $631,000 and $601,000, respectively, for the year ended December 31, 1995 and approximately $450,000 and $439,000, and $511,000 and $379,000, respectively, for the nine months ended Setember 30, 1995 and 1996 (unaudited). Included in property and equipment are nonmonetary transactions of approximately $97,000 for the year ended December 31, 1995, and $18,000 and $43,000, respectively, for the nine months ended September 30, 1995 and 1996 (unaudited).

    The gross amount of barter receivables and barter payables is recorded at the estimated fair value of services to be received and provided, respectively.

    FINANCIAL INSTRUMENTS

    The Company values its financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments." Management believes the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt approximate fair value.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

    INCOME TAXES

    Provision has been made, using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", for deferred Federal and state income taxes which arise from differences between the basis of certain assets and liabilities, for income tax and financial statement reporting purposes, and differences between reporting methods for income tax and financial statement reporting purposes. The differences relate principally to property, deferred costs and accruals. The Company and its subsidiaries file consolidated Federal income tax returns.

    RECLASSIFICATIONS.

    Certain financial information in the prior years have been reclassified to conform to the current year presentation.

    ACCOUNTING STANDARD

    In March 1995, the FASB issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As of September 30, 1996 (unaudited), management believes there were no indications of impairment that would effect the carrying values of assets.

    NON-CASH TRANSACTIONS

    In addition to the previously described barter transactions, the Company entered into the following non-cash transactions for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996:

                                                                       FOR THE NINE MONTHS
                                                      FOR THE YEAR     ENDED SEPTEMBER 30,
                                                     ENDED DECEMBER  ------------------------
                                                        31, 1995       1995         1996
                                                     --------------  ---------  -------------
                                                                           (UNAUDITED)
Property and equipment under capital leases........   $    336,277   $  19,600  $     273,063
                                                     --------------  ---------  -------------
                                                     --------------  ---------  -------------
Treasury stock purchased in exchange for note
  payable..........................................   $    --        $  --      $   1,645,500
                                                     --------------  ---------  -------------
                                                     --------------  ---------  -------------

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

3.  GOODWILL:
    The Company utilized the purchase method of accounting for the acquisitions of the common stock of National and Stait and the purchase of the assets of Billboard and Mall Media. The total purchase price of $73.5 million was originally allocated approximately $37.7 million to property and equipment, $4.6 million to an acquired deferred tax liability and $18.3 million to other net assets and liabilities, resulting

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  GOODWILL: (CONTINUED)
in goodwill of approximately $22.1 million. During 1995, the Company adjusted the purchase price allocation to reflect an income tax liability of approximately $310,000 which existed at the acquisition date, resulting in an increase to goodwill for the same amount. Goodwill is being amortized over a period of 40 years.

    During 1995, the Company executed several acquisitions which had an aggregate purchase price of approximately $2.8 million. These acquisitions were accounted for in accordance with the purchase method, whereby the purchase price is allocated to assets acquired and liabilities assumed based upon estimated fair value. As a result of these acquisitions, the Company recorded additional goodwill of approximately $654,000. In addition, goodwill in the amount of $140,000 has been recorded at December 31, 1995, relating to another acquisition of the Company in 1995.

4.  PROPERTY AND EQUIPMENT:
    Property and equipment consisted of the following as of December 31, 1995 and September 30, 1996:

                                                                  AS OF            AS OF
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   --------------
                                                                                (UNAUDITED)
Sign structures and kiosks..................................    $ 32,770,314     $24,205,343
Land and buildings..........................................       6,311,519       4,694,414
Machinery and equipment.....................................       1,638,450       1,846,847
Vehicles....................................................         740,388         195,419
Leasehold improvements......................................         196,519         224,865
                                                              --------------   --------------
                                                                  41,657,190      31,166,888
Less -- Accumulated depreciation and amortization...........      (2,758,051)     (3,120,866)
                                                              --------------   --------------
Property and equipment, net.................................    $ 38,899,139     $28,046,022
                                                              --------------   --------------
                                                              --------------   --------------

    Depreciation expense for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited) was $2,782,706, and $2,111,160 and $2,222,964, respectively.

5.  OTHER ASSETS:
    Other assets consisted of the following as of December 31, 1995 and September 30, 1996:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Intangible lease assets.....................................    $  9,352,833     $  7,183,851
Financing and acquisition costs.............................       6,627,239        6,655,367
Lease acquisition costs.....................................       3,952,191        3,789,525
MTC contract for advertising privileges.....................        --              1,935,000
Covenants not to compete....................................         570,000          350,000
Deposits....................................................          82,450           76,025
Other.......................................................         151,092          108,697
                                                              --------------   ---------------
                                                                  20,735,805       20,098,465
Less -- Accumulated amortization............................      (4,351,959)      (6,268,930)
                                                              --------------   ---------------
Other assets, net...........................................    $ 16,383,846     $ 13,829,535
                                                              --------------   ---------------
                                                              --------------   ---------------

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  OTHER ASSETS: (CONTINUED)
    Amortization for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited) was $4,769,780, and $3,544,531 and
$3,811,949, respectively, including amortization of deferred financing costs of $654,331, and $490,749 and $493,054, which was classified as interest expense.

    Intangible lease assets represent site leases with rents below market rates which were purchased with the acquisition of Billboard. The intangible lease assets have been recorded at the present value of the excess of the fair market rents of the lease over the actual rents. This amount is being amortized over the life of the leases.

    Financing and acquisition costs consisting of bank, legal and other professional fees and other costs of approximately $6.0 million were incurred and capitalized in connection with the acquisitions described in Note 1 and the related financing described in Note 6. These costs are being amortized over the period of the related debt agreements.

    Covenants not to compete were entered into with the former owners of the assets of certain purchase transactions at the time of the respective purchase and are being amortized over terms ranging from five to ten years.

6.  LONG-TERM DEBT:
    In connection with the acquisitions described in Note 1, Acquisition and Holding entered into a Credit Agreement consisting of a Revolving Credit Loan, a Term A Loan and a Term B Loan.

    The Revolving Credit Loan consists of a reducing revolving credit facility with a principal amount not to exceed $17 million. As of December 31, 1995 and September 30, 1996 (unaudited), outstanding borrowings against the facility were $3,500,000 and $5,000,000, respectively. The commitment under the revolving credit facility will decrease by $1.0 million annually on December 31, 1995 through 1998. The remaining available $13.0 million will expire on June 30, 2001.

    The Term A Loan in the amount of $24.5 million is scheduled to be amortized annually in three equal installments in June, September and December of each year. The annual amortization amounts are $2,750,000 in 1996, $3,570,000 in 1997 and 1998; and $4,500,000, $6,125,000 and $3,735,000 in 1999, 2000 and 2001,
respectively.

    The Term B Loan in the amount of $13.0 million is scheduled to be paid in a single installment on June 30, 2002.

    In addition to the debt repayments discussed above, the Company is required to make prepayments of 50% of Excess Cash Flow as defined in the Credit Agreement. No such prepayments were required for the periods ending December 31, 1995 and September 30, 1996 (unaudited).

    Interest on borrowings under this agreement are at varying rates based, at the Company's option, on the federal funds rate, the bank's prime rate, a three month average certificate of deposit rate or the London Interbank Offering Rate (LIBOR), plus a fixed percent and are adjusted based upon the ratio of total debt to operating cash flow. Additionally, commitment fees of 1/2% on available but undrawn revolving credit funds are payable quarterly in advance. The weighted average interest rates for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited) were 8.3%, and 8.8% and 8.4%, respectively. Interest expense relating to the Credit Agreement for the year ended December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited), were approximately $3,852,000 and $2,951,555 and $2,782,050, respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  LONG-TERM DEBT: (CONTINUED)
    Under the covenants of the Credit Agreement, the Company is required to maintain certain financial ratios, including an interest coverage ratio, a leverage ratio and a fixed charges ratio. Substantially all of the Companies' assets have been pledged as security under the Credit Agreement.

    Long-term debt at September 30, 1996 (unaudited), includes a subordinated promissory note in the amount of $1,645,500 to a former stockholder and employee of the Company as a result of the repurchase by the Company of all of his shares of outstanding common stock (see Note 11). The note matures on March 27, 1999, and interest is payable annually at the lowest rate of interest applicable to borrowings under the Credit Agreement.

    A summary of long-term debt as of December 31, 1995 and September 30, 1996 (unaudited), is as follows:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Credit Agreement Term A Note................................    $ 24,250,000     $ 21,916,666
Credit Agreement Term B Note................................      13,000,000       13,000,000
Revolving Credit Note.......................................       3,500,000        5,000,000
Other notes payable with varying maturity dates.............         196,720        1,669,381
                                                              --------------   ---------------
  Total long-term debt......................................      40,946,720       41,586,047
Less -- Current portion of long-term debt...................      (2,851,765)      (3,305,379)
                                                              --------------   ---------------
  Long-term debt less current portion.......................    $ 38,094,955     $ 38,280,668
                                                              --------------   ---------------
                                                              --------------   ---------------

    Future maturities of long-term debt as of December 31, 1995 and September 30, 1996, are as follows:

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
1996........................................................    $  2,851,765     $  3,305,379
1997........................................................       3,632,255        3,573,693
1998........................................................       3,602,700        3,574,080
1999........................................................       4,500,000        6,150,007
2000........................................................       6,125,000        6,127,427
2001 and thereafter.........................................      20,235,000       18,855,461
                                                              --------------   ---------------
  Total.....................................................    $ 40,946,720     $ 41,586,047
                                                              --------------   ---------------
                                                              --------------   ---------------

    Interest payments for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited), were approximately $3,901,000, and $2,911,780 and $2,387,456, respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES:
    The (provision) benefit for income taxes for the year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited), consists of the following:

                                                                   FOR THE NINE MONTHS ENDED
                                                   FOR THE YEAR          SEPTEMBER 30,
                                                  ENDED DECEMBER  ----------------------------
                                                     31, 1995         1995           1996
                                                  --------------  ------------  --------------
                                                                          (UNAUDITED)
Current
  Federal.......................................   $    (72,187)  $    (54,140) $   (2,087,942)
  State.........................................       (151,900)      (113,925)       (763,747)
                                                  --------------  ------------  --------------
                                                       (224,087)      (168,065)     (2,851,689)
                                                  --------------  ------------  --------------
Deferred
  Federal.......................................       (267,373)       (38,479)        (34,541)
  State.........................................        (86,900)       (65,175)         (7,124)
                                                  --------------  ------------  --------------
                                                       (354,273)      (103,654)        (41,665)
                                                  --------------  ------------  --------------
    Total.......................................   $   (578,360)  $   (271,719) $   (2,893,354)
                                                  --------------  ------------  --------------
                                                  --------------  ------------  --------------

    Income tax payments made for the year ended December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited), were $584,674 and $237,650 and $50,100, respectively.

    The following is a reconciliation of the statutory federal income tax benefit to the recorded effective tax (provision) benefit for year ended December 31, 1995, and the nine months ended September 30, 1995 and 1996 (unaudited):

                                                                   FOR THE NINE MONTHS ENDED
                                                   FOR THE YEAR          SEPTEMBER 30,
                                                  ENDED DECEMBER  ----------------------------
                                                     31, 1995         1995           1996
                                                  --------------  ------------  --------------
                                                                          (UNAUDITED)
Statutory federal taxes, at 34% of pretax.......   $    125,576   $     94,182  $   (2,404,474)
State provision.................................       (238,800)      (179,100)       (504,073)
Non-deductible depreciation and amortization....       (549,748)      (412,311)       (203,097)
Other...........................................         84,612        225,510         218,290
                                                  --------------  ------------  --------------
  Effective tax benefit (provision).............   $   (578,360)  $   (271,719) $   (2,893,354)
                                                  --------------  ------------  --------------
                                                  --------------  ------------  --------------

    The Company has incurred net operating losses which are available as carryforwards to offset future taxable income. At December 31, 1995 and September 30, 1996 (unaudited) net operating losses for income tax reporting purposes are approximately $5.2 million and $3.9 million, respectively, and expire between 2008 and 2010. For losses incurred prior to December 20, 1994, utilization is limited to taxable gains recognized through 1998 on the sale of assets which had "built-in gains" in 1994. A full valuation allowance on all losses has been reflected in the accompanying balance sheet due to uncertainties relating to the utilization of these net operating losses.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES: (CONTINUED)
    Total deferred tax assets and liabilities and the sources of the differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and liabilities are as follows as of December 31, 1995 and September 30, 1996 (unaudited):

                                                                  AS OF             AS OF
                                                               DECEMBER 31,     SEPTEMBER 30,
                                                                   1995             1996
                                                              --------------   ---------------
                                                                                 (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...........................    $  2,128,403     $  1,612,389
  Accrued liabilities.......................................         560,942          560,483
  Accrued environmental remediation.........................         147,814           68,141
  Bad debt reserves.........................................         134,517          187,101
  Valuation allowance.......................................      (2,128,403)      (1,612,389)
                                                              --------------   ---------------
                                                                     843,273          815,725
                                                              --------------   ---------------
Deferred tax liabilities:
  Property and equipment....................................       5,487,547        5,501,664
  Prepaid expenses..........................................           8,464            8,464
  Officer bonuses...........................................        --               --
  Other.....................................................         180,262          180,799
                                                              --------------   ---------------
                                                                   5,676,273        5,690,927
                                                              --------------   ---------------
    Net deferred tax liability..............................    $  4,833,000     $  4,875,202
                                                              --------------   ---------------
                                                              --------------   ---------------

8.  MANAGEMENT STOCK OPTION PLAN:
    On December 20, 1994, Holding instituted a Management Stock Option Plan ("the Stock Option Plan") under which nonqualified incentive and performance stock options were granted to certain consultants, directors and employees of the Company. Each option entitles the grantee to purchase one share of common stock at a certain price per share, based on the estimated fair value of the shares at the date of grant. The maximum authorized number of shares of common stock which may be issued under the Stock Option Plan is 360,000. All options expire ten years after the date of grant or at the time the grantee ceases to be a full-time employee, director or consultant.

    Options are only exercisable when vested. Incentive options vest 20% every year. Performance options vest over a five year period based on the Company achieving certain defined levels of earnings performance or upon approval of the Board of Directors.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  MANAGEMENT STOCK OPTION PLAN: (CONTINUED)
    The following options were outstanding and exercisable:

                                                                  OPTION
                                                                PRICE/SHARE  INCENTIVE   PERFORMANCE     TOTAL
                                                                -----------  ---------  -------------  ---------
Total outstanding at December 31, 1994........................   $   10.00     170,660       170,660     341,320
Granted in 1995...............................................   $   10.00       6,840         6,840      13,680
                                                                             ---------  -------------  ---------
Total outstanding at December 31, 1995........................                 177,500       177,500     355,000
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------
Exercisable at December 31, 1995..............................                  35,500        35,500      71,000
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------
Granted, January 1, 1996 to September 30, 1996 (unaudited)....   $   12.50      25,000        25,000      50,000
                                                                             ---------  -------------  ---------
Exercised, March 27, 1996 (unaudited).........................   $   10.00      (7,700)       (7,700)    (15,400)
                                                                             ---------  -------------  ---------
Expired, January 1, 1996 to September 30, 1996 (unaudited)....   $   10.00     (32,266)      (32,266)    (64,532)
                                                                             ---------  -------------  ---------
Total outstanding at September 30, 1996 (unaudited)...........                 162,534       162,534     325,068
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------
Exercisable at September 30, 1996 (unaudited).................                  32,507        32,507      65,014
                                                                             ---------  -------------  ---------
                                                                             ---------  -------------  ---------

9.  PROFIT SHARING PLAN:
    The Revere National Corporation  401(k) profit sharing  plan and trust  (the
Plan) covers eligible employees of the Company. Contributions made to the Plan include an employee elected salary deduction amount and Company matching contributions. The Company's 401(k) expense for the periods ended December 31, 1995 and September 30, 1995 and 1996 (unaudited), was $133,176, and $100,201 and
$113,984, respectively.

10. NOTES RECEIVABLE:
    Notes receivable from management stockholders represent notes due in connection with the issuance of Holding stock as discussed in Note 1. The notes bear interest at the same rate as the Term A Note discussed in Note 6 and are due on December 20, 2004.

11. TREASURY STOCK (UNAUDITED):
    In connection with the termination of two employees, one of which was an officer and director of the Company, the Company purchased 150,751 shares of its common stock at a cost of $1,653,737 during the nine months ended September 30, 1996 (unaudited). These transactions were completed primarily in exchange for a note payable, as described in Note 6.

12. COMMITMENTS:
    The Company leases office space and equipment under the terms of operating leases agreements. Lease expense of approximately $236,300, $167,600 and $230,900 was recorded for the periods ended December 31, 1995, and September 30, 1995 and 1996 (unaudited), respectively.

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. COMMITMENTS: (CONTINUED)
    Future minimum lease payments under capital and operating leases and the present value of the net minimum lease payments as of December 31, 1995 and September 30, 1996 (unaudited), are as follows:

                                                             AS OF DECEMBER 31, 1995   AS OF SEPTEMBER 30, 1996
                                                            -------------------------  ------------------------
                                                              CAPITAL      OPERATING     CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                                       LEASES       LEASES       LEASES       LEASES
----------------------------------------------------------  ------------  -----------  -----------  -----------
                                                                                             (UNAUDITED)
1996......................................................  $    288,394  $   227,776  $    52,221  $    71,177
1997......................................................       235,066      222,770      269,064      246,528
1998......................................................       186,610      219,778      227,160      210,930
1999......................................................        98,724      128,224      111,323      124,575
2000......................................................         9,274       88,164       21,484       86,164
2001 and thereafter.......................................       --           --           --            18,420
                                                            ------------  -----------  -----------  -----------
Minimum lease payments....................................  $    818,068  $   886,712  $   681,252  $   757,794
                                                                          -----------               -----------
                                                                          -----------               -----------
Less -- Amount representing interest and executory
  costs...................................................      (113,415)                  (78,574)
                                                            ------------               -----------
Present value of minimum lease payments...................  $    704,653               $   602,678
                                                            ------------               -----------
                                                            ------------               -----------

    Additionally, substantially all of the Company's sign structures are located on land which is leased from unrelated parties for periods ranging from one to ten years. Generally, these sign site lease agreements permit the Company to cancel an agreement upon 30 days written notice.

13. MINORITY INTEREST:
    In August 1995, Mall Media entered into a 15 year operating agreement with Vision Digital Communications, LLC ("VDC"), a California limited liability corporation in which Mall Media holds an 80% investment, to conduct an interactive kiosk business. Pursuant to this agreement, the initial capital contributions of two of the minority investors of VDC were $140,000, which reflected the estimated fair value of assets and properties these two members contributed to VDC. This amount has been reflected in the consolidated financial statements as Minority Interest at December 31, 1995. In accordance with the operating agreement, 100% of the loss during 1995 was allocated to Mall Media.

14. LITIGATION:
    The Company is involved in various legal and administrative actions evolving from its conduct of routine operations. These actions include resolutions of disputes with land owners, regulatory compliance issues and personal property tax assessment issues, the outcome of which cannot currently be determined. Management does not believe that the outcome of these actions will have a material adverse effect on the Company.

15. UNAUDITED PRO FORMA SUMMARY RESULTS OF OPERATIONS:
    The unaudited pro forma summary consolidated results of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 (unaudited), assuming the acquisitions

                     REVERE HOLDING CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. UNAUDITED PRO FORMA SUMMARY RESULTS OF OPERATIONS: (CONTINUED) executed during 1995 and 1996 (as described in Notes 3 and 16) and the sale of the Company's operations in Texas (as described in Note 17) had been consummated on January 1, 1995, are as follows (dollars in thousands):

                                                                                FOR THE NINE
                                                                FOR THE YEAR    MONTHS ENDED
                                                               ENDED DECEMBER  SEPTEMBER 30,
                                                                  31, 1995          1996
                                                               --------------  --------------
                                                                        (UNAUDITED)
Net revenues.................................................    $   34,688      $   25,400
                                                               --------------  --------------
                                                               --------------  --------------
Net loss.....................................................    $     (287)     $   (1,395)
                                                               --------------  --------------
                                                               --------------  --------------

16. SUBSEQUENT EVENTS:
    On February 2, 1996, the Company acquired certain assets of Mass Transit Communications ("MTC") and Mass Transit Communications -- Wallscapes ("MTC-W") for $2,075,000. This purchase, which is effective February 1, 1996, allows the Company to exclusively sell and service advertising space in and on municipal transit systems of the cities of Baltimore and Annapolis, Maryland.

    In March 1996, the Board of Directors approved a restructuring of the Company's operations at Mall Media. The ultimate impact of the restructuring has not yet been determined; however, management does not believe the restructuring will have a material impact on the Company's financial position or results of operations in 1996.

17. EVENTS SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT (UNAUDITED):
    On July 1, 1996, the Company sold substantially all of its assets associated with the Company's operations in San Antonio, Texas, through a third-party intermediary with the intention of completing a like-kind exchange of assets by December 28, 1996. Associated with this sale was the establishment of an escrow account whereby the proceeds of the sale ($11,000,000) were deposited and can only be withdrawn for the purchase of like-kind property or to pay down existing senior debt. If the purchase of like-kind property is successfully completed within 180 days of the sale, the Company may defer the gain, for income tax purposes, on the property sold. The gain is estimated to be approximately $5,000,000.

    On August 30, 1996, the Company sold substantially all of its assets associated with operations in Corpus Christi and Laredo, Texas, in a like-kind exchange transaction, similar to that discussed above, with the intentions of completing a like-kind exchange of property by February 28, 1997. The proceeds from the sale also were deposited with a third-party intermediary totaling $9,300,000. The gain, for income tax purposes, if the purchase of like-kind property is not successfully completed within 180 days of the sale, is estimated to be approximately $4,000,000.